Exhibit 99.1

Enova Supports Lending Rules that Ensure Consumer Protection While Maintaining Access to Credit

Enova Reaffirms Full Year 2015 Guidance

CHICAGO, March 26, 2015 /PRNewswire/ -- Enova International, Inc. (NYSE: ENVA), a leading technology and analytics company focused on online lending, announced that it supports the Consumer Financial Protection Bureau (CFPB) efforts to provide a well-regulated market for consumers who need access to short-term credit.

"Enova has long supported regulation that ensures providers of credit for middle and working class consumers, whether they are banks or other lenders, follow a common set of rules that provide protection for consumers while also ensuring credit is available when they need it," said David Fisher, CEO of Enova International. "We have championed industry best practices, and we encourage the CFPB, as it begins the process of proposing rules, to base those rules on data that reflect the realities of consumer credit needs and the credit marketplace."

Today, the CFPB introduced proposals under consideration as a first step in the longer rulemaking process. Once the CFPB introduces proposed rules, receives and considers comments on the proposed rules, and ultimately issues final rules, Enova will be ready to leverage its flexible technology and proprietary advanced analytics to make changes as needed to comply with the final rules and to continue to provide quality credit products for consumers in the U.S.

The CFPB states that it is currently considering several proposals and that it has not completed an analysis of potential impact to the industry and consumers, so it is difficult for Enova to estimate the potential impact to its business at this time. In addition, the outline released today is only a proposal, and the final rules could change significantly.

Enova is reaffirming its full year 2015 guidance. The company continues to expect total revenue of $750 million to $830 million and Adjusted EBITDA of $180 million to $240 million. Please see our earnings release for the year ended December 31, 2014, as issued on February 3, 2015, for a reconciliation of income from operations to Adjusted EBITDA for such periods.

Enova's flexible online platform and advanced analytics have enabled the company to successfully navigate through substantial regulatory changes, such as requirements that lenders follow specific approaches regarding a customer's ability to repay, in the markets in which it operates. The company continues to diversify its revenue base from a product, customer, and geographical perspective, and with several promising pilots in progress, it is possible that Enova’s diverse business and new initiatives will fully or partially offset the impact from these regulatory changes by the time the final rules are implemented.

About Enova

Enova is a leading provider of online financial services to the large and growing number of customers who use alternative financial services because of their limited access to more traditional consumer credit. As of December 31, 2014, Enova offered or arranged loans in 35 states in the United States and in five foreign countries:

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•	in the United States at https://www.cashnetusa.com, https://www.netcredit.com and https://www.headwaycapital.com,
•	in the United Kingdom at https://www.quickquid.co.uk, https://www.poundstopocket.co.uk and https://www.onstride.co.uk,
•	in Australia at https://www.dollarsdirect.com.au,
•	in Canada at https://www.dollarsdirect.ca,
•	in Brazil at https://www.simplic.com.br and
•	in China at https://www.youxinyi.cn.

It recently launched pilot programs in Brazil and China, as well as a line of credit product to serve the needs of small businesses in the United States. Enova uses its proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans in order to offer customers credit when and how they want it. Headquartered in Chicago, Enova had more than 1,100 employees serving its online customers across the globe as of December 31, 2014.

Cautionary Statement Concerning Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of Enova. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of Enova's senior management with respect to the business, financial condition and prospects of Enova as of the date of this release and are not guarantees of future performance. The actual results of Enova could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to Enova's business, including, without limitation, those risks and uncertainties indicated in Enova's filings with the Securities and Exchange Commission ("SEC"), especially the Annual Report on Form 10-K filed with the SEC on March 20, 2015 and Forms 8-K. These risks and uncertainties are beyond the ability of Enova to control, and, in many cases, Enova cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, the words "believes," "estimates," "plans," "expects," "anticipates" and similar expressions or variations as they relate to Enova or its management are intended to identify forward-looking statements. Enova cautions you not to put undue reliance on these statements. Enova disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

CONTACT: Public Relations Contact: Kirk Chartier, Email: media@enova.com, Investor Relations Contact: Monica Gould, Office: (212) 871‑3927, Email: IR@enova.com

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